*10 (iii) (A) EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT, dated as of this 1st day of January, 2002 (the "Effective Date"), by and between National Bankshares, Inc., a Virginia corporation (the "Company"), and James G. Rakes (the "Executive").

        WHEREAS, the Company considers the availability of the Executive's services to be important to the management and conduct of the Company's business and desires to secure the continued availability of the Executive's services; and

        WHEREAS, the Executive is willing to continue to make his services available to the Company on the terms and subject to the conditions set forth herein.

        In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

Part I:  General Employment Terms

        This Part provides general terms and conditions of the Executive's employment. If a Change in Control (as defined in Section 10) occurs, the terms and conditions of Part II shall also apply and supercede any conflicting provisions in this Part I.

        1. Employment and Duties. The Executive is hereby employed by the Company as its President and Chief Executive Officer. The Executive accepts such employment and agrees to perform the managerial duties and responsibilities of President and Chief Executive Officer. The Executive agrees to devote his time and attention on a full-time basis to the discharge of such duties and responsibilities of an executive nature as may be assigned him by the Board of Directors of the Company (the "Board"). The Executive may accept any elective or appointed positions or offices with any duly recognized associations or organizations whose activities or purposes are closely related to the financial services business which would generate good will for the Company and its Affiliated Companies. The term "Affiliated Companies" includes any company controlled by, controlling or under common control with the Company.

        2. Term. The term of this Agreement shall commence at the Effective Date and shall continue through December 31, 2004 (the "Original Period"), unless terminated or extended as hereinafter provided (collectively with any renewal or extended periods provided for herein, the "Term"). This Agreement shall be renewed for successive one-year periods following the then-current period unless either party notifies the other in writing at least ninety (90) days prior to the end of the then-current period that the Agreement shall not be extended beyond its current period. Notwithstanding the foregoing, provisions of this Agreement which provide for rights and/or obligations which extend beyond the Term shall be and remain in full force and effect as shall be necessary to effectuate them fully.

          3. Compensation and Benefits. This Agreement specifically provides for the following types of compensation: Base Salary; Annual Bonus; Stock-Based Awards and a Capital Accumulation Plan. In addition, this Agreement provides for Welfare, Executive and Retirement Benefits.

               (a) Base Salary. For the period beginning on the Effective Date and ending on December 31, 2002 the Company shall pay the Executive an annual base salary of not less than $225,500 (as adjusted from time to time as hereinafter provided, "Base Salary"). The Base Salary shall be paid to the Executive in accordance with established payroll practices of the Company. The Company agrees to review the Executive's Base Salary in December of each year during the Term of this Agreement and to consider in good faith implementing increases in the Base Salary for the next following Company Fiscal Year as it may deem appropriate (each period from January 1 to December 31 during the Term is a "Company Fiscal Year"); provided, however, the Base Salary shall not be less than $225,500 at any time.

               (b) Annual Bonus. During the Term of this Agreement, the Executive will be eligible to receive an annual bonus ("Annual Bonus") based on the overall performance of the Company for the Company Fiscal Year in question. The Board or a committee of the Board with the authority to act (a "Board Committee") shall meet in December of each year, determine whether the Company's overall performance during the Company Fiscal Year merits, in their reasonable good faith judgment, an Annual Bonus to the Executive and if so, the amount of such Annual Bonus. Any Annual Bonus so awarded shall be paid to the Executive prior to the end of the January immediately following the Company Fiscal Year for which it is awarded.

               (c) Stock-Based Awards. In November of each year during the Term, the Board or a Board Committee will determine whether, in their reasonable good faith judgment, to make a stock-based award ("Stock-Based Award") to the Executive, and if so, the nature and extent of the Stock-Based Award. The Stock-Based Award, which may consist of stock options or restricted stock grants, or any combination thereof, will include such vesting and other terms and conditions as determined in the sole discretion of the Board or the Board Committee. Any Stock-Based Award so granted shall be made to the Executive by December 31 immediately following the November in which the Stock-Based Award determination is made.

               (d) (1) Capital Accumulation Plan. During the Term of this Agreement, the Executive will participate in the Company's Capital Accumulation Plan ("CAP"). The Company shall make annual contributions to the CAP when and as required hereunder. No contributions shall be made for any Company Fiscal Year subsequent to the Company Fiscal Year in which the Executive's employment hereunder terminates, except that in the event the Executive's employment hereunder is terminated by the Executive for Good Reason (as hereinafter defined) or by the Company Without Cause (as hereinafter defined), the Company shall make a final contribution to CAP based on the amount of the contribution that would have been earned by the Executive had the Executive completed the full Company Fiscal Year in question multiplied by a fraction, the numerator of which is the number of days in such Company Fiscal Year prior to (but including the day of) the termination of the Executive and the denominator of which is
365. The CAP is intended to award the Executive based on the Company's annual performance relative to a selected group of peer banking companies with respect to two key measurements.

        (i)  For purposes of the CAP, the two target areas
        ("Target Areas") are:
        o       Return on Equity ("ROE")
        o       Return on Assets ("ROA")

        (ii) For purposes of the CAP, the initial group of peer banking companies ("Peer Group") shall include:

        o       First National Bank of Christiansburg (symbol: FNBP)
        o       Union Bankshares Corp. (symbol:  UBSH)
        o       Resource Bankshares (symbol:  RBKV)
        o       American National Bankshares (symbol:  AMNB)
        o       Old Point Financial Corp. (symbol:  OPDF)
        o       First Community Bankshares (symbol:  FCBC)
        o       First Century Bankshares (symbol:  FCBS)


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

                     In the event that the number of the banking companies in the Peer Group publicly reporting their results in the Target Areas falls below five (5), the parties shall make a good faith effort to mutually agree on such number of additional banking companies which they deem comparable as shall be necessary to increase the Peer Group to at least five (5) members. In the event the parties are unable to agree, the Company's outside public accounting firm shall name at least two (2) potential banking companies to be added to the Peer Group for each member of the Peer Group necessary to bring the number of Peer Group banking companies up to five (5). From such list, first the Company and then the Executive shall alternatively select new Peer Group banking companies until the number reaches at least five. The selection process for each succeeding occasion when membership in the Peer Group is drawn from a list provided by the Company's outside public accounting firm shall be begun by the party which was not the last to make the selection for the immediately preceding occasion. When Peer Group banking companies are changed in accordance herewith they shall be added by an amendment hereto.

        (iii) The term "Maximum Company Allocation" means the total amount allocated by the
Company to the CAP for a Company Fiscal Year, which shall not be less than $60,000. The Company shall determine the annual Maximum Company Allocation to the CAP by January 1 of each Company Fiscal Year.

        (iv) The term "Maximum Target Allocation" means one-half (or as near to one-half as possible) of the Maximum Company Allocation, which shall be allocated to each of the Target Areas. For example, if the annual Maximum Company Allocation is $60,000, the Maximum Target Allocation is $30,000, allocated to each of the ROE and ROA Target Areas.

        (2) After the conclusion of the Company Fiscal Year and as soon as the performance with respect to ROE and ROA of the Peer Group is publicly available and an average for the Peer Group in each of the ROE and ROA Target Areas can be computed, the Company shall make a contribution to the CAP based on the Company's performance in each of the Target Areas in relation to the average of the Peer Group for such Target Areas, as follows:

        (i) The Maximum Target Allocation for each Target Area shall be divided into four levels. Level 4 shall be the Maximum Target Allocation; Level 3 shall be 75% of the Maximum Target Allocation; Level 2 shall be 50% of the Maximum Target Allocation, and Level 1 shall be 25% of the Maximum Target Allocation. For example, if the Maximum Target Allocation is $30,000, Level 4 is $30,000; Level 3 is $22,500; Level 2 is $15,000, and Level 1 is $7,500.

        (ii) The Company will make: (a) a Level 4 contribution for a Target Area if the Company performed at least 150% of the Peer Group average for that Target Area; (b) a Level 3 contribution for a Target Area if the Company achieves at least 125% up to (but not including) 150% of the Peer Group average for that Target Area; (c) a Level 2 contribution for the Target Area if the Company achieves at least 100% up to (but not including) 125% of the Peer Group average for that Target Area; (d) a Level 1 contribution if the Company achieves at least 85% up to (but not including) 100% of the Peer Group average for that Target Area. No contribution for a Target Area is made if the Company does not achieve 85% or more of the Peer Group average for that Target Area.

        (3) All contributions shall be made by the later of (a) 15 days after the date when the Company has determined its ROE and ROA for the Company Fiscal Year and the ROE and ROA for the Peer Group are publicly available or (b) June 1 of the year next following the relevant Company Fiscal Year in which case, Peer Group averages shall be computed based on the relevant Peer Group information that is then publicly available. Such contribution date made in the year following the year in which the Executive is terminated is the CAP Termination Date.


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


        (4) This is an example of the way the CAP is intended by this Agreement to work: by January 1 of Company Fiscal Year 2002, the Board determines its Maximum Company Allocation for FY2002. For example, the Board sets the Maximum Company Allocation at the minimum $60,000. The Maximum Company Allocation is allocated to the two Maximum Target Allocations in amounts as nearly equal as possible. For example, $30,000 is allocated as the ROE Maximum Target Allocation and $30,000 as Maximum ROA Target Allocation. Based on these allocations, four levels of relative performance for each Target Area are set as follows:


                        Level 1           Level 2           Level 3          Level 4
   Target Area            85%       to      100%      to      125%      to 150% and above
------------------- ----------------- ----------------- ---------------- -----------------
       ROE               $7,500           $15,000           $22,500          $30,000
------------------- ----------------- ----------------- ---------------- -----------------
------------------- ----------------- ----------------- ---------------- -----------------
       ROA               $7,500           $15,000           $22,500          $30,000
------------------- ----------------- ----------------- ---------------- -----------------

        After the conclusion of Company Fiscal Year 2002 and promptly after numbers become available for the Peer Group (but in any event by June 1, 2003) an amount will be contributed from each Maximum Target Allocation based on the comparative performance of the Company, as a percentage, to the average performance of the Peer Group with respect to each Target Area. Thus, if in FY2002, the Company made 160% of the average Peer Group ROE (resulting in a $30,000 contribution) and 84% of the average Peer Group ROA (resulting in no contribution), the CAP contribution for 2002 would be $30,000.

               (5) The CAP benefits (contributions plus income or loss) which have been accrued will be payable to the Executive by the Company on the earliest to occur of the following: (i) January 1, 2009; (ii) a Determination of Long Term Incapacity (as defined in Section 4(c)(2)); (iii) the Executive's Retirement (as defined in Section 4(h)); or (iv) Termination by the Executive for Good Reason or by the Company Without Cause (as defined in Sections 4(f)(1) and 4(e) respectively); provided, however, that nothing herein shall be deemed to relieve the Company or any successor in interest from its obligation to make CAP contributions as required hereunder before the CAP Termination Date as hereafter provided.

               (6) The Company shall make the CAP contributions as and when required hereby to the Trust Department of the National Bank of Blacksburg to be held in an account for the Company designated as the Company's CAP account which shall be invested by such Trust Department in a prudent manner consistent with and comparable to investments for other Trust customers. The CAP shall be unfunded for tax purposes and for purposes of Title 1 of the Employment Retirement Income Security Act of 1974 ("ERISA"). Therefore, the parties agree that the obligation of the Company hereunder with respect to the CAP shall be an unsecured promise by the Company to pay the CAP fund balance held by the Trust Department, which balance represents contributions, together with the related earnings or loss, in accordance with the provisions of this Agreement. The CAP fund balance shall not be deemed to be held in trust and the Company shall remain the owner of the CAP fund balance, which will remain subject to the claims of the Company's unsecured creditors in the event of bankruptcy or insolvency until it is actually paid to the Executive.

               (7) The Executive's rights to CAP payments are accrued and vested when their contribution is made or required to be made hereunder by the Company but such rights are not transferable and are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.

               (8) When CAP benefits become payable to Executive, the Company shall pay the CAP balance in installments over five years unless the Executive elects in writing to receive the benefits in a lump sum or in installments over three (3) years and the Board consents. The Executive's election must be filed with an officer of the Company (other than the Executive) no earlier than sixty
(60) days before the first payment elected is due or the end of the calendar year immediately preceding the calendar year in which payment is to begin, whichever is earlier. If the Executive dies (whether before receiving or after commencement of payments) the beneficiary designated by the Executive may make such election. The Executive may name, change, or revoke the naming of a beneficiary to receive the amounts due under the CAP by filing a written beneficiary designation with an executive officer of the Company (other than the Executive). In all cases, the written beneficiary designation, if any, bearing the latest date shall be deemed to revoke all prior designations and shall govern. If no designation is made or the named beneficiary predeceases the Executive and no contingent or successor beneficiary is named, then the beneficiary shall be the Executive's estate.

               (e) Other Compensation Benefits. Unless substantially duplicative of rights provided the Executive under this Agreement, the Executive may participate in any other annual incentive plan, executive deferred compensation plan, savings or savings opportunities made generally available in the ordinary course of business to other peer executives of the Company and its Affiliated Companies. The Board shall make a good faith determination as to whether the additional plans are substantially duplicative. The Executive shall also be entitled to standard Board and Board Committee fees for the Executive's attendance at Board and Board Committee meetings as a member.

               (f) Welfare Benefits. The Executive shall be eligible to participate in any plans, programs or benefits made generally available in the ordinary course of business to other peer executives of the Company and its Affiliated Companies, including, without limitation, group medical, dental, death, disability and life insurance, and sick leave and any other welfare benefit plans as defined in Section 3(1) of ERISA ("Welfare Plans" and the benefits provided thereunder "Welfare Benefits").

               (g) Executive Benefits. The Executive shall be entitled to four weeks vacation annually without loss of pay; the Company will pay the Executive's country club dues in a reasonable amount; the Company will provide the Executive with an appropriate automobile or automobile allowance in a reasonable amount; and the Executive shall also receive annual reimbursement for certain personal benefits approved by the Board in a reasonable amount and in furtherance of a proper corporate purpose. These personal benefits shall include, but not be limited to, the reasonable cost of an annual executive physical, financial planning and tax preparation, professional and community organizational memberships and activities, and seats at sporting events. In addition, the Company shall reimburse the Executive promptly, upon presentation of adequate substantiation, including receipts, for the reasonable travel, entertainment, lodging and other business expenses incurred by the Executive, including, without limitation, those expenses incurred by the Executive and his spouse in attending trade and professional association conventions, meetings and other related functions (all of the foregoing in this section, "Executive Benefits").

               (h) Retirement Benefits. The Executive shall be entitled to participate in National Bankshares Retirement Income Plan (or any successor or substitute plan or plans of the Company ("Retirement Plan") and receive all of the benefits thereof ("Retirement Benefits").

4.     Termination of Employment.  This Agreement provides that the
Executive's employment hereunder may be terminated in the following ways: death of the Executive; Long Term Incapacity of the Executive; With Cause by the Company; Without Cause by the Company; by the Executive for Good Reason; by the Executive for Other than Good Reason; and Retirement.

               (a)    Definitions.
                      -----------

      (1) Accrued Obligations. "Accrued Obligations" are the sum of: (i) the Executive's Base Salary through the Date of Termination at the rate in effect immediately prior to the time a Notice of Termination is given; (ii) the amount, if any, of any incentive or bonus compensation theretofore earned which has not yet been paid including, but not limited to, any Annual Bonus and Stock-Based Awards; (iii) in addition to the Annual Bonus most recently paid or payable, including by reason of deferral, the product of the total amount of such Annual Bonus and a fraction, the numerator of which is the number of days in the current year through the Date of Termination and the denominator of which is 365; (iv) any other benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to the Executive (but not including amounts that previously had been deferred at the Executive's request, which amounts will be paid in accordance with the Executive's existing directions); and (5) the amount of all accrued CAP benefits. Unless otherwise specified hereunder, Accrued Obligations shall be paid in a lump sum in cash (or in the case of a Stock-Based Award/Change in Control Stock-Based Award (as hereinafter defined) in the mode of the Award) within 30 days of the Date of Termination.

               (2) Executive Continuance Benefit. Executive Continuance Benefit is a continuation of all Welfare and Executive Benefits which the Executive or his dependents were receiving immediately prior to the Date of Termination for a certain amount of time as described herein, provided that the continued receipt of the Executive or dependents is possible under the general terms and provisions of such plans and programs as then in effect. The Company will pay all or a portion of the cost of the Executive Continuance Benefit for the Executive and his dependents on the same basis as applicable immediately prior to the Date of Termination or, if more favorable, to the Executive or his dependants, on the same basis as paid with respect to peer executives of the Company and its Affiliated Companies under comparable plans and programs, from time to time after the Date of Termination. If participation in any one or more of the plans or programs included in the Executive Continuance Benefit is not possible under the terms thereof or any provision of law would create an adverse tax effect for the Executive or the Company due to such participation, the Company, at its sole discretion, may choose to either (i) provide substantially identical benefits directly or through an insurance arrangement or (ii) pay the Executive a lump sum equal to the estimated cost of maintaining such plans for the Executive for the remaining period of the Executive Continuance Benefit. Payments may be made, if the Executive is not living, to the Executive's estate or to one or more beneficiaries designated in writing by the Executive to the Company. The Executive Continuance Benefit will cease if and when the Executive has obtained coverage under one or more benefit plans of a subsequent employer that provides for equal or greater benefits to the Executive and his dependents with respect to the specific type of benefit. The Executive or his dependents will become eligible for COBRA continuation coverage as of the date the Executive Continuance Benefit ceases for all health and dental benefits.

        3. Notice of Termination. "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

        4. Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company With Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company Without Cause or by Executive for Good Reason, the date specified in the Notice of Termination (which shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given), and (iii) if the Executive's employment is terminated for Long Term Incapacity, 30 days after Notice of Termination is given, provided that the Executive shall not have returned to the full-time performance of his duties during such 30-day period.

               (b) Death. The Executive's employment under this Agreement shall terminate automatically upon the Executive's death. The Executive's survivors, designees or estate shall receive any Accrued Obligations within ten (10) days after his death plus Base Salary and the Executive Continuance Benefit for three months following his death.
               (c)(1) Incapacity. Upon a Determination of Long Term Incapacity (as hereinafter defined) the Company may terminate the Executive's employment under this Agreement upon thirty (30) days' written notice provided that, within thirty (30) days after receipt of such notice, the Executive shall not have returned to full-time performance of his assigned duties.

               (2) "Determination Long Term Incapacity" shall mean a good faith determination by the Board that as a result of mental or physical illness or injury the Executive has failed to perform his assigned duties with the Company on a full-time basis for a period exceeding twelve (12) consecutive months after a Determination of Temporary Incapacity. "Determination of Temporary Incapacity" shall mean a determination by a physician selected by the Company that the Executive is unable to perform his assigned duties with the Company on a full-time basis as a result of mental or physical illness or injury.

               (3) Interim Compensation. During the period between a Determination of Temporary Incapacity and a Determination of Long Term Incapacity the Executive shall receive full Base Salary for the first six (6) months of any such period and 60% of Base Salary for any subsequent period prior to a Determination of Long Term Incapacity. The Company will pay for the cost of all physician's fees and testing not reimbursed by insurance. The amounts payable to the Executive under this Section shall be reduced by any benefits paid to the Executive pursuant to any disability insurance the premiums for which were paid by the Company ("Company Disability Insurance").

               (4) Company Obligations. If the Executive's employment is terminated by reason of a Determination of Long Term Incapacity, the Executive will receive Base Salary for twenty-four (24) months following the Date of Termination (less any amounts paid to the Executive under Company Disability Insurance); the Executive Continuance Benefit for twenty-four (24) months following the Date of Termination; and any Accrued Obligations shall be paid within ten (10) days after the Determination of Long Term Incapacity. Notwithstanding the foregoing, if a Change of Control occurs within 24 months after a Termination on account of Long Term Incapacity then the twenty-four (24) period for Base Salary and the Executive Continuance Benefit shall commence again and the Executive will receive all benefits as if the Executive had been subject to a Termination Without Cause on the date of the Change in Control.

        (d)(1) Termination by Company With Cause. The Company may terminate the Executive's employment during the term of this Agreement, With or Without Cause. For purposes of this Agreement, "Cause" or "With Cause" shall mean:

                      (i) continual or deliberate neglect by the Executive in the performance of his material duties and responsibilities as established from time to time by the Board, or the Executive's willful failure to follow reasonable instructions or policies of the Company after being advised in writing of such failure and being given a reasonable opportunity and period (as reasonably determined by the Company) to remedy such failure;

                      (ii) conviction of, indictment for (or its procedural equivalent), entering of a guilty plea or plea of no contest with respect to a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment, or the commission of an act of embezzlement or fraud against the Company or any subsidiary or affiliate thereof;

                      (iii) any breach by the Executive of a material term of this Agreement, or violation in any material respect of any code or standard of behavior generally applicable to officers of the Company, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Company) to remedy such breach or violation;

                      (iv) dishonesty of the Executive with respect to the Company or any subsidiary or affiliate thereof, or breach of a fiduciary duty owed to the Company or any subsidiary or affiliate thereof; or

                      (v) the willful engaging by the Executive in conduct that is reasonably likely to result, in the good faith judgment of the Company, in material injury to the Company, monetarily or otherwise.

        (2) Company Obligations. If the Company terminates Executive's employment With Cause, this Agreement shall terminate without any further obligation of the Company to the Executive other than to pay to the Executive any Accrued Obligations within ten (10) days. The Executive will still be required to comply with the non-competition and confidentiality covenants set forth in Section 5.

        (e) Termination by Company Without Cause. The Company may terminate the Executive's employment during the term of this Agreement Without Cause. For purposes hereof, Termination Without Cause shall be any termination of the Executive's employment which does not occur by virtue of the death or Retirement of the Executive or pursuant to a Determination of Long Term Incapacity, by the Company With Cause, or by the Executive for Good Reason or for Other than Good Reason. If, during the Term of this Agreement, the Company terminates the Executive's employment Without Cause, the Company will pay to the Executive in a lump sum within ten (10) days after the Date of Termination an amount equal to any Accrued Obligations and provide, (i) the Executive Continuance Benefits for twenty-four (24) months and (ii) an annual Base Salary over a period of twenty-four (24) months from the Date of Termination at the highest annual Base Salary in effect at any time during the Term.

        (f)(1) Termination by Executive for Good Reason. The Executive may terminate his employment for Good Reason or for Other than Good Reason. For purposes of this Agreement, "Good Reason" shall mean the following:

                      (i) the continued assignment to the Executive of duties inconsistent with the Executive's position, authority, duties or responsibilities as contemplated by Section 1 hereof or, in the event of a Change in Control (as hereinafter defined), in Section 7(a);

                      (ii) any action taken by the Company which results in a substantial reduction in the status of the Executive, including a diminution in his position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and/or inadvertent action not taken in had faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                      (iii) the relocation of the Executive to any other primary place of employment which might require him to move his residence or, in any event, any reassignment to a place of employment located more than 50 miles from the Executive's initially assigned place of employment, without the Executive's express written consent to such relocation; provided, however, this subsection (iii) shall not apply in connection with the relocation of the Executive if the Company decides to relocate its headquarters; provided, further, however that the provisions of Section 7(a) shall supercede all of the foregoing on and after a Change in Control; or

                      (iv) any failure by the Company, or any successor entity following a Change in Control, to comply with the provisions of Part II hereof or to honor any other term or provision of this Agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive.

                      (v) anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason during the thirty
(30) day period immediately following the first anniversary of a Change in Control of the Company shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

                      Any good faith (meaning honesty-in-fact) determination of Good Reason, based on one or more of the foregoing, made by the Executive shall be conclusive. Any termination by the Executive which is not for Good Reason or Retirement shall be deemed a termination for Other than Good Reason.

         (2) Company's Obligations. If the Executive terminates his employment for Good Reason, the Company's obligations to the Executive will be the same as provided in Section 4(e) for a Termination Without Cause.

        (g) Termination by Executive for other than Good Reason. If the Executive terminates employment for other than Good Reason, the Company's obligations to the Executive shall be the same as provided in Section 4(d) for a Termination With Cause.

        (h) Retirement. If the Executive's employment is terminated by reason of his retirement ("Retirement") on or after the Executive's normal retirement date under the terms of the Retirement Plan, this Agreement shall terminate without further obligation to the Executive or his legal representative except that the Executive shall be entitled to receive any Accrued Obligations within ten (10) days after his retirement and all benefits payable under the Retirement Plan.

        (i) Notice of Termination. Any termination during the Term of this Agreement by the Company or by the Executive for Good Reason or Other than Good Reason shall be communicated and effectuated by written Notice of Termination to the other party hereto.

        (j) Mitigation. The Executive shall not be required to mitigate the amount of any payment the Company becomes obligated to make to the Executive in connection with this Agreement, by seeking other employment or otherwise. Except as specifically provided with respect to the Executive Continuance Benefit, the amount of any payment provided for in Section 4 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

        5(a) Confidentiality and Noncompete. The Executive recognizes that as an employee of the Company he will have access to and may participate in the origination of non-public, proprietary and confidential information and that he owes a fiduciary duty to the Company. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, strategic plans, methods of marketing and operation, and other data or information of or concerning the Company or its customers that is not generally known to the public or in the banking industry. The Executive agrees that he will never make a disclosure of confidential information to a third party or use confidential information other than for the exclusive benefit of the Company and its affiliates.

               (b) Non-Competition. In addition, in exchange for the payments on termination as provided herein, other provisions of this Agreement and other valuable consideration hereby acknowledged, the Executive agrees that, except as otherwise provided herein, he will not engage in Competition for a period of twenty-four (24) months after the Executive's employment with the Company ceases for any reason, including the expiration or nonrenewal of this Agreement or than termination by the Executive for Good Reason or by the Company Without Cause, in which event this Section 5(b) shall not apply. For purposes hereof:

        (i) "Competition" means the Executive's engaging without the written consent of the Board or a person authorized thereby, in an activity as an officer, a director, an employee, a partner, a more than one percent shareholder or other owner, an agent, a consultant, or in any other individual or representative capacity within 50 miles of the Company's headquarters or any branch office of the


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


        Company or any of its subsidiaries (unless the Executive's duties, responsibilities and activities, including supervisory activities, for or on behalf of such activity, are not related in any way to such competitive activity) if it involves:

                      (A) engaging in or entering into the business of any banking, lending, investment or insurance or any other business activity in which the Company or any of its affiliates is actively engaged at the time the Executive's employment ceases, or

                      (B) soliciting or contacting, either directly or indirectly, any of the customers or clients of the Company or any of its affiliates for the purpose of competing with the products or services provided by the Company or any of its affiliates, or

                      (C) employing or soliciting for employment any employees of the Company or any of its affiliates for the purpose of competing with the Company or any of its affiliates.

                      (ii) For purposes of this Agreement, "customers" or "clients" of the Company or any of its affiliates means individuals or entities to whom the Company or any of its affiliates has provided banking, lending, investment, insurance or other similar financial services at any time from the Effective Date through the date the Executive's employment with the Company ceases.

        (c). Remedies. The Executive acknowledges that the restrictions set forth in Section 5 of this Agreement are just, reasonable, and necessary to protect the legitimate business interests of the Company. The Executive further acknowledges that if he breaches or threatens to breach any provision of Section 5, the Company's remedies at law will be inadequate, and the Company will be irreparably harmed. Accordingly, the Company shall he entitled to an injunction, both preliminary and permanent, restraining the Executive from such breach or threatened breach, such injunctive relief not to preclude the Company from pursuing all available legal and equitable remedies. In addition to all other available remedies, if the Executive violates the provisions of Section 5, the Executive shall pay all costs and fees, including reasonable legal fees, incurred by the Company in enforcing the provisions of that paragraph. If, on the other hand, it is finally determined by a court of competent jurisdiction that a breach or threatened breach did not occur under Section 5 of this Agreement, the Company shall reimburse the Executive for reasonable legal fees incurred to defend that claim.

Part II:  Change in Control

        This Part applies only on and after a Change in Control (as hereinafter defined) of the Company.

        6. Employment After a Change in Control. If a Change in Control (as hereinafter defined) of the Company occurs during the Term of this Agreement and the Executive is employed by the Company on the date the Change in Control occurs (the "Change in Control Date"), the then-current Term will be automatically extended to the third anniversary of the Change in Control Date and shall be renewed for successive one year periods following the then current period unless either party notifies the other in writing at least ninety days prior to the end of the then-current period that the Agreement shall not be extended beyond its then current period (the "Change in Control Period"). If a Change in Control occurs on account of a series of transactions, the Change in Control Date is the date of the last of such transactions. In the event of a Change in Control of the Company, Sections 6 through 10 in this Part II shall become effective and govern the terms and conditions of the Executive's employment in addition to the provisions in Part I and Part III except that this
Part II shall supercede and control any contrary or inconsistent term or provision in the remainder of this Agreement.

        7.     Terms of Employment.
               -------------------

               (a) Position and Duties. During the Change in Control Period, (i) the Executive's position, authority, duties and responsibilities will at all times be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120 day period immediately preceding the Change in Control Date, and (ii) the Executive's services will be performed at the location where the Executive was employed immediately preceding the Change in Control Date.

               (b) Continuity of Compensation and Benefits. During the Change in Control Period, the Executive will continue to receive the Base Salary and shall continue to be entitled to receive and participate in all other compensation and benefits provided in Section 3; provided, however, that to the extent compensation or benefits are, at any time after the Change in Control Date, generally applicable to other peer executives of the Company and its Affiliated Companies, the terms and conditions of any of which are more favorable to the Executive than those provided by Section 3, the Executive shall be entitled to receive and participate in such more favorable compensation and benefits, as the case may be.

               (ii) Minimum Stock-Based Award. For each Company Fiscal Year, after a Change in Control (prorated for partial Company Fiscal Years), the Executive will be provided with an annual Stock-Based Award with a value equal to at least 30% of his then-current Base Salary ("Change in Control Stock Based Award").

        8.     Termination of Employment and Obligations of the Company.
               --------------------------------------------------------

        (a) Termination Without Cause or for Good Reason. The Executive will be entitled to the following benefits if, on or after a Change in Control, the Company or any Affiliated Company terminates his employment Without Cause or the Executive terminates his employment with the Company or any Affiliated Company for Good Reason:

(i) Accrued Obligations. The Accrued Obligations will be paid to the Executive in a lump sum cash payment (or in the case of Stock-Based or Change in Control Stock-Based Awards, in the form of the Award) within ten (10) days after the Date of Termination.

                      (ii) Salary Continuance Benefit. The Salary Continuance Benefit is an amount equal to 2.99 times the Executive's average annual compensation includable in the Executive's annual gross income for federal income tax purposes for the five (5) most recent taxable years ending before the date on which the Change in Control occurs. The Salary Continuance Benefit will be paid to the Executive in a lump sum cash payment not later than the 45th day following the Date of Termination;

                      (iii) Executive Continuance Benefit. The Executive will receive the Executive Continuance Benefit for thirty-six (36) months following the Date of Termination

                      (iv) Additional Retirement Benefit. In addition to any retirement benefits to which the Executive is entitled under the Retirement Plan in which the Executive participates on the Date of Termination, as such term is defined in Section 4(h), Executive shall be paid in one sum in cash at normal retirement age (or earlier retirement age) as defined in the Retirement Plan an amount, as an additional retirement benefit, equal to the actuarial equivalent of the additional amount that the Executive would have earned under such Retirement Plan had it accumulated four (4) additional years of continuance service under such Retirement Plan both for purposes of determining eligibility for a benefit and for purposes of calculating the amount of such benefit. For purposes of this paragraph, "actuarial equivalent" shall be determined using the same methods and assumptions utilized under the Retirement Plan, or any successor plan, immediately prior to the Change in Control of the Company.

               (b) Possible Reduction in Payment and Benefits. Following any Change in Control, to the extent that any amount of pay or benefits provided under to the Executive under this Agreement would cause the Executive to be subject to excise tax under sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), and after taking into consideration all other amounts payable to the Executive under other Company plans, programs, policies, and arrangements, then the amount of pay and benefits provided under this Agreement shall be reduced to the extent necessary to avoid imposition of any such excise taxes. The Executive may select the payments and benefits to be limited or reduced, including an election not to have the vesting of certain benefits, including stock options, accelerate as a result of a Change in Control.

               (c) The Executive will not be required to comply with the non-competition covenant in Section 5(b) if his employment is terminated during the Change in Control Period Without Cause or by him for Good Reason.

        10. Change in Control Defined. For purposes of this Agreement, a "Change in Control" shall mean:


        (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act') of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities; provided, however, that the following acquisitions shall not constitute a Change in Control:

                      (i) acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege);

                      (ii)   any acquisition by the Company;

                      (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

                      (iv) any acquisition pursuant to a reorganization, merger or consolidation by any corporation owned or proposed to be owned, directly or indirectly, by shareholders of the Company if the shareholders' ownership of securities of the corporation resulting from such transaction constitutes a majority of the ownership of securities of the resulting entity and at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Incumbent Board as defined in this Agreement at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

        (b) where individuals who, as of the inception of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such board of directors; provided, however, that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than a member of the board of directors; or

        (c) the shareholders of the Company approve, or the Company otherwise consummates,

                      (i) a merger, statutory share exchange, or consolidation of the Company with any other corporation, except as provided in subparagraph (a)(iv) of this section, or

                      (ii) the sale or other disposition of all or substantially all of the assets of the Company.

Part III:  Miscellaneous

        This Part III applies regardless of whether a Change in Control has occurred.

        11. Legal Fees and Costs. Except as otherwise provided herein, the Company will pay or reimburse the Executive for all costs and expenses, including without limitation court costs and reasonable attorneys' fees and expert witness fees and expenses, incurred by the Executive (i) in contesting or disputing any termination of the Executive's employment or (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement, in each case provided the Executive's claim is substantially upheld by a court of competent jurisdiction.

        12. Documents. All documents, record, tapes and other media of any kind or description relating to the business of the Company or any of its affiliates (the "Documents"), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Documents (and any copies) shall be returned to the Company upon the Executive's termination of employment for any reason or at such earlier time or times as the Board or its designee may specify.

        13. Severability. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect arid shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

        14. Modification. The parties expressly agree that should a court find any provision of this Agreement, or part thereof, to be unenforceable or unreasonable, the court may modify the provision, or part thereof, in a manner which renders that provision reasonable, enforceable, and in conformity with the public policy of Virginia.

        15. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

        16. Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, to the parties at their addresses set forth on the signature page of this Agreement. Each party may, from time to time, designate a different address to which notices should be sent by giving notice thereof in writing to the other party at least three days before the effective date of such change in address.

        17. Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.

        18. Binding Effect. This Agreement shall be binding upon the Executive and on the Company, its successors and assigns effective on the date first above written subject to the approval by the Board. The Company will require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

        19. No Construction Against Any Party. This Agreement is the product of informed negotiations between the Executive and the Company. If any part of this Agreement is deemed to he unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The Executive and the Company agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

        20. Entire Agreement. This Agreement constitutes the complete, final and entire agreement of the parties with respect to the matters addressed herein and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement. No promises, representations or warranties have been made by any party to or for the benefit of the other with respect to such matters which are not expressly set forth herein.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written herein.

                            National Bankshares, Inc.


                            By:/s/ L.A. BOWMAN
                            ---------------------------------
                            Chairman of the Personnel Committee
                            Address:  c/o National Bankshares, Inc.
                                      -----------------------------
                                      P.O. Box 90002
                                      --------------------------
                                      Blacksburg, VA  24062-9002
                                      -----------------------------



                            /s/ JAMES G. RAKES
                            ---------------------------------------
                            James G. Rakes

                            Address: 3335 McEver Road
                                     -------------------------
                                     Blacksburg, VA  24060
                                     -------------------------

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